NEWS for Immediate Release

THE MANITOWOC COMPANY, INC. ANNOUNCES OFFERING
OF SENIOR SUBORDINATED NOTES

MANITOWOC, WI - July 23, 2002 - The Manitowoc Company, Inc. (NYSE: MTW), announced today its intention, subject to market and other conditions, to raise approximately $175 million, through a private offering of senior subordinated notes due 2012 to certain qualified institutional investors. In addition, Manitowoc's obligations will be guaranteed by certain of its U.S. subsidiaries.

Manitowoc will use the net proceeds from the sale of the notes offered to refinance outstanding indebtedness of Grove Investors, Inc. and its subsidiaries. Manitowoc previously announced its agreement to acquire Grove.

The notes and the guarantees will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and the guarantees may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum to qualified institutional buyers.

About The Manitowoc Company

The Manitowoc Company, Inc. is a leading producer of lattice-boom cranes and tower cranes for the global construction industry. It is also a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment for the foodservice industry. In addition, it is the leading provider of ship repair, conversion, and new-building services for the U.S. Great Lakes maritime industry.

Company Contact:
Carl J. Laurino
Treasurer & Interim Chief Financial Officer
920-683-8136